EXHIBIT 10.2


                              CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of July 6, 1999, by and between SMTEK INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                    RECITAL

     Borrower has requested from Bank the credit accommodations described below (collectively, "Credits" and each, a "Credit"), and Bank has agreed to provide the Credits to Borrower on the terms and conditions contained herein;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                   ARTICLE I
                                  THE CREDITS

      SECTION 1.1.     LINE OF CREDIT.

     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 6, 2001, not to exceed at any time, when combined with the outstanding principal balance of the Term Commitment (as defined below) and with outstanding Letters of Credit (as defined below), the aggregate principal amount of Eight Million Dollars ($8,000,000.00) ("Line of Credit"). The proceeds of advances by Bank to Borrower under the Line of Credit shall be used by Borrower solely to fund advances by Borrower to the following wholly-owned Subsidiaries of Borrower: Smtek, Inc., a California corporation ("SMI"), Jolt Technology, Inc., a Delaware corporation ("Jolt"), and Technetics, Inc., a California corporation ("Tech"). The proceeds of such advances by Borrower to SMI, Jolt and Tech shall be used by those Subsidiaries solely for their working capital needs. When requesting an advance under the Line of Credit, Borrower shall identify the Subsidiary to which the proceeds thereof will be advanced by Borrower. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.


     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue sight commercial letters of credit and standby letters of credit for the account of Borrower ("Letter of Credit Subfeature") to be used to support transactions for the benefit of SMI, Jolt and Tech, as approved by Bank (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00); and provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit, when combined with outstanding borrowings under the Line of Credit and the outstanding principal balance of the Term Commitment described below, shall not at any time exceed Eight Million Dollars ($8,000,000.00). Each commercial Letter of Credit shall be issued for a term not to exceed one hundred eighty (180) days, as designated by Borrower, and each standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). When requesting a Letter of Credit, Borrower shall identify the Subsidiary which is a party to the transaction supported thereby. Bank may require the Subsidiary which is a party to the transaction supported by a Letter of Credit to be a co-applicant for such Letter of Credit. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.


      (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder as set forth above or any other limitation on borrowings set forth herein.

     (d) Limitation on Borrowings. Outstanding borrowings under the Line of Credit (excluding the outstanding principal balance of the Term Commitment), combined with outstanding Letters of Credit, within the limits set forth above, shall not at any time exceed a borrowing base ("Borrowing Base") which is an aggregate of (i) eighty percent (80%) of Eligible Accounts Receivable (as defined below), plus (ii) thirty percent (30%) of the value of Eligible Inventory (as defined below), with value defined as the lower of cost or market. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other appraisals, documents and collateral information as Bank may from time to time require.

     (e) Dilution. Borrower acknowledges that the Borrowing Base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for SMI, Jolt and Tech for the immediately preceding three (3) months at all times shall be less than five percent (5%) of their gross sales for said period. If such dilution of SMI's, Jolt's and Tech's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of their gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of SMI's, Jolt's or Tech's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Eligible Accounts Receivable.

     (f) Eligible Accounts Receivable. As used herein, "Eligible Accounts Receivable" shall consist solely of trade accounts created in the ordinary course of SMI's, Jolt's and Tech's business, upon which their right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

          (i) any account which is more than sixty (60) days past due, except with respect to any account for which such Subsidiary has provided extended payment terms not to exceed one hundred eighty (180) days, any such account which is more than thirty (30) days past due;


         (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

        (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

        (iv) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan or the Yukon Territory so long as, in Bank's determination, such Canadian jurisdictions recognize Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

         (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower or of any Subsidiary of Borrower;

        (vi) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;

        (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of SMI's, Jolt's and Tech's accounts from such account debtor are not eligible pursuant to (i) above;

       (viii) that portion of any account from an account debtor which represents the amount by which SMI's, Jolt's and Tech's total accounts from said account debtor exceeds twenty-five percent (25%) of their total accounts; provided, however, that in the case of accounts from Allied Signal, said percentage shall be sixty percent (60%), and in the case of accounts from Haas Automation, said percentage shall be forty percent (40%); or

         (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

     (g) Eligible Inventory. As used herein, "Eligible Inventory" shall consist solely of SMI's, Jolt's and Tech's inventory of raw materials and finished goods held by them in the ordinary course of business, which is located in the United States and in which Bank has a perfected security interest of first priority, and shall not include:

            (i)  work in process;

           (ii)  inventory which is obsolete, unsaleable or damaged;

          (iii) inventory which is subject to any security interest in favor of any person or entity other than Bank, or inventory in which any third party claims an interest; or

           (iv) inventory which is in the possession of any person or entity other than the Subsidiary which is the owner thereof.

      SECTION 1.2.     TERM COMMITMENT.

      (a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 1, 2000, not to exceed the aggregate principal amount of One Million Two Hundred Thousand Dollars ($1,200,000.00) ("Term Commitment"). The proceeds of advances under the Term Commitment shall be used by Borrower solely to finance the acquisition of equipment by SMI, Jolt and Tech. The outstanding principal balance of the Term Commitment shall be converted on May 1, 2000, to an amortizing term loan, as described more fully below. The outstanding principal balance of the Term Commitment (including such balance after it is converted to an amortizing term loan) shall be reserved under the Line of Credit (but shall not be reserved under the Borrowing Base which supports the Line of Credit). Borrower's obligation to repay advances under the Term Commitment shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Term Commitment Note"), all terms of which are incorporated herein by this reference.


      (b) Borrowing and Repayment. Borrower may from time to time during the period in which Bank will make advances under the Term Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Term Commitment shall not exceed the maximum principal amount available thereunder, as set forth above; and provided further, however, that the outstanding principal balance of the Term Commitment, when combined with outstanding advances under the Line of Credit and outstanding Letters of Credit, shall not at any time exceed Eight Million Dollars ($8,000,000.00) in the aggregate. The outstanding principal balance of the Term Commitment shall be due and payable in full on May 1, 2000; provided however, that so long as Borrower is in compliance on said date with all terms and conditions contained herein and in any other documents evidencing the Credits, Bank agrees to restructure repayment of said outstanding principal balance so that the principal balance of the Term Commitment shall be amortized over five (5) years and shall be repaid over such five (5 year period in equal monthly installments, as set forth in the promissory note executed by Borrower on said date to evidence the new repayment schedule, which note shall be in form and substance satisfactory to Bank (and which shall contain the same interest rate provisions as the Term Commitment Note).

      (c) Limitation on Borrowings. Each advance under the Term Commitment to finance the acquisition of equipment shall not exceed, in the case of new equipment, ninety percent (90%) of the cost of the equipment financed thereby, and in the case of used equipment, eighty percent (80%) of the cost of the equipment financed thereby, as evidenced by the invoices therefor and such other documentation as Bank may require.

      (d) Prepayment. Borrower may prepay principal on the Term Commitment solely in accordance with the provisions of the Term Commitment Note and of the promissory note which is executed by Borrower and delivered to Bank to evidence the conversion of the Term Commitment to an amortizing Term Loan.

     SECTION 1.3.  FOREIGN EXCHANGE FACILITY.

      (a) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the "Foreign Exchange Facility") under which Bank, from time to time up to and including May 1, 2001, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by Borrower and acceptable to Bank for the benefit of SMI, Jolt and Tech; provided however, that the maximum amount of all outstanding foreign exchange contracts shall not at any time exceed an aggregate of One Million United States Dollars (US$1,000,000.00). No foreign exchange contract shall be executed for a term in excess of twelve
(12) months or for a term which extends beyond the maturity date of the Line of Credit. Borrower shall have a "Delivery Limit" under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Two Hundred Fifty Thousand United States Dollars (US$250,000.00), which Delivery Limit reflects the maximum principal amount of Borrower's foreign exchange contracts which may mature during any one (1) day period. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement, substantially in the form of Exhibit C attached hereto ("Foreign Exchange Agreement"), all terms of which are incorporated herein by this reference.

     (b) Settlement. Each foreign exchange contract under the Foreign Exchange Facility shall be settled on its maturity date by Bank's debit to any demand deposit account maintained by Borrower with Bank.

     SECTION 1.4.	INTEREST/FEES.

      (a)  Interest.   The outstanding principal balance of the Line of Credit
shall bear interest at the rate of interest set forth in the Line of Credit Note. The outstanding principal balance of the Term Commitment shall bear interest at the rate of interest set forth in the Term Commitment Note (when such principal balance is converted to an amortizing term loan in accordance with Section 1.2(b) herein, the promissory note executed by Borrower to evidence such conversion shall contain the same interest rate provisions).
The amount of each draft paid by Bank under a Letter of Credit shall bear interest in accordance with Section 1.1(b) herein.

      (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note, the Term Commitment Note and the promissory note executed by Borrower and delivered to Bank to evidence the conversion of the principal balance of the Term Commitment to an amortizing term loan (collectively, "Notes" and each, a "Note").

      (c) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit), determined in accordance with Bank's standard fees and charges then in effect for such activity.


      (d) Foreign Exchange Fees. Borrower shall pay to Bank fees in connection with foreign exchange transactions hereunder, determined in accordance with Bank's standard fees and charges then in effect for such activity.

      (e) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Credits equal to Eight Thousand Dollars ($8,000.00), which fee shall be due and payable in full on the date this Agreement is executed by Borrower and delivered to Bank.

      SECTION 1.5. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each Credit by charging Borrower's demand deposit account number XXXX-XXXXXX with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

      SECTION 1.6. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by SMI, Jolt, Tech, and each other U.S. Subsidiary (as defined below), if any, including without limitation any U.S. Subsidiary which is acquired hereafter, in the principal amount of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000.00) each, as evidenced by and subject to the terms of continuing guaranties in form and substance satisfactory to Bank; provided, however, that Bank shall not require such a guaranty from any inactive U.S. Subsidiary which is in existence on the date hereof, if any. SMI, Jolt, Tech and each other U.S. Subsidiary which provides a guaranty in accordance herewith may also be referred to collectively as "Guarantors" and each as a "Guarantor."

      SECTION 1.7. COLLATERAL. As security for all indebtedness of Borrower to Bank, Borrower shall grant to Bank security interests of first priority in all of its accounts receivable, rights to payment, deposit accounts, chattel paper, documents, instruments, general intangibles, inventory, equipment and fixtures.

      Borrower shall cause each Guarantor, as security for all indebtedness of such Guarantor to Bank (including without limitation its contingent liability under its guaranty of indebtedness of Borrower to Bank), to grant to Bank security interests of first priority in all of its accounts receivable, rights to payment, deposit accounts, chattel paper, documents, instruments, general intangibles, inventory, equipment and fixtures.


      All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

      SECTION 1.8. SUBORDINATION OF DEBT. All obligations of Borrower and Subsidiaries under the following debentures (collectively, the "Debentures" and each, a "Debenture") shall be subordinated to all obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank:

      (a) 81/2% Convertible Subordinated Debentures issued by Data-Design Laboratories, Inc. (Borrower's predecessor), due 2008, with principal outstanding at April 20, 1999: $1,580,000 (the "2008 Debenture").

      (b) 7% Convertible Subordinated Debentures issued by Data-Design Laboratories, Inc. (Borrower's predecessor), due 2001, with principal outstanding at April 20, 1999: $323,000 (the "2001 Debenture").

      The terms "Debenture" and "Debentures" as used herein, shall include, without limitation, the "Securities" as defined therein.


                                 ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

      Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

      SECTION 2.1.  LEGAL STATUS.

      (a) Borrower. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.


      (b) SMI. SMI is a corporation, duly organized and existing and in good standing under the laws of the state of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on SMI. One hundred percent (100%) of the stock of SMI is owned by Borrower.

      (c) Jolt. Jolt is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Jolt. One hundred percent of the stock of Jolt is owned by Borrower.

      (d) Tech. Tech is a corporation, duly organized and existing and in good standing under the laws of the state of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Tech. One hundred percent of the stock of Tech is owned by Borrower.

      (e) Subsidiaries. Attached hereto as Exhibit D is a complete and accurate list of all Subsidiaries (as defined below) as of the date hereof, showing each Subsidiary's name, nature, status (active or inactive), jurisdiction of incorporation or formation, as applicable, and ownership. Each Subsidiary is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it.

      (f)  Definition of "Subsidiary" and Related Definitions.

      As used herein, the term "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Borrower and/or by one or more of Borrower's Subsidiaries.


      As used herein, the term "Subsidiaries" shall mean each Subsidiary.

      As used herein, the term "Foreign Subsidiary" shall mean each Subsidiary which is incorporated or formed under the laws of any jurisdiction other than a state of the United States.

      As used herein, the term "U.S. Subsidiary" shall mean each Subsidiary which is not a Foreign Subsidiary.

      SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, the Term Commitment Note and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as the enforceability thereof may be affected by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and except as the availability of certain equitable remedies may be limited by certain equitable principles of general applicability.

      SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Guarantor of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or any Guarantor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor may be bound.

      SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Subsidiary, other than those disclosed by Borrower to Bank in writing prior to the date hereof.


      SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower and Subsidiaries dated March 31, 1999, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and Subsidiaries, (b) discloses all liabilities of Borrower and Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

      SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year, except as heretofore disclosed to Bank in writing.

      SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

      SECTION 2.8. PERMITS, FRANCHISES. Borrower and each Subsidiary possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which each of them is now engaged in compliance with applicable law.

      SECTION 2.9. ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary have met each of their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.


      SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

      SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each Subsidiary are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of their operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


                                  ARTICLE III
                                  CONDITIONS

      SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

      (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

      (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

    (i)     This Agreement, the Line of Credit Note and the Term Commitment
            Note.
   (ii)     Corporate Borrowing Resolution for Borrower.
  (iii)     Certificates of Incumbency for Borrower and each Guarantor.
   (iv)     Articles of Incorporation for Borrower and each Guarantor.
    (v) Continuing Guaranties from all Guarantors, together with Corporate Resolutions authorizing each Guaranty.

   (vi)     Continuing Commercial Letter of Credit Agreement from Borrower.
  (vii) Security Agreements from Borrower and each Guarantor covering all collateral required hereunder.
 (viii) UCC financing statements from Borrower and each Guarantor covering all collateral required hereunder.
   (ix) Such subordination agreements as Bank may require hereunder, together with such resolutions and legal opinions as Bank may require to confirm the authority of the person or persons executing such agreements on behalf of the subordinated creditors.
    (x) Such other documents as Bank may require under any other Section of this Agreement.

      (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Subsidiary, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Subsidiary.

      (d) Agreements with Haas Automation and Allied Signal. Bank shall have reviewed and shall be satisfied with the agreements between SMI and Haas Automation and Allied Signal (such agreements may be referred to as the "Purchase Contracts"). If Bank requests, Borrower shall cause Haas Automation and Allied Signal (collectively, the "Contracting Parties" and each a "Contracting Party") to execute and deliver to Bank acknowledgments of Bank's security interests in all rights to payment of SMI under each Purchase Contract and waivers of any right any Contracting Party may have thereunder to offset any obligation of SMI to any Contracting Party against any obligation of Contracting Party to make payment to SMI under each Purchase Contract.

      (e) Collateral Audit. Bank shall have conducted a collateral audit of Borrower and Subsidiaries, with results satisfactory to Bank.

      (f) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all property of Borrower and of each Guarantor, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

      (g) Debentures. Bank shall have reviewed and shall be satisfied with the terms and provisions of the Debentures, and the Debentures shall be subordinated to all obligations of Borrower and Subsidiaries to Bank pursuant to subordination agreements satisfactory to Bank.


      SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

      (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

      (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                                 ARTICLE IV
                           AFFIRMATIVE COVENANTS

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, unless Bank otherwise consents in writing:

      SECTION 4.1. PUNCTUAL PAYMENTS. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any of the Credits at any time exceeds any limitation on borrowings applicable thereto.

      SECTION 4.2. ACCOUNTING RECORDS. Borrower shall, and shall cause each Subsidiary to, maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect each of their properties.

      SECTION 4.3. FINANCIAL STATEMENTS. Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

      (a) not later than 90 days after and as of the end of each fiscal year, audited consolidated and consolidating financial statements of Borrower and Subsidiaries, prepared by a certified public accountant acceptable to Bank, to include a balance sheet, income statement, statement of cash flow and all footnotes;

      (b) not later than 60 days after and as of the end of each fiscal quarter, consolidated and consolidating financial statements of Borrower and Subsidiaries, prepared by Borrower, to include a balance sheet, income statement, statement of cash flow and all footnotes;

      (c) concurrently with the delivery to Bank of the quarterly financial statements required under (b) above, 10Q's for Borrower and Subsidiaries;

      (d) not later than 15 days after and as of the end of each month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Bank, a list of the names and addresses of all Borrower's and each Guarantor's account debtors; and

      (e) from time to time such other information as Bank may reasonably request.

      SECTION 4.4. COMPLIANCE. Borrower shall, and shall cause each Subsidiary to, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of each of their businesses; and comply with the provisions of all documents pursuant to which each of them is organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to any of them or any of their businesses.

      SECTION 4.5. INSURANCE. Borrower shall, and shall cause each Subsidiary to, maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.


      SECTION 4.6. FACILITIES. Borrower shall, and shall cause each Subsidiary to, keep all properties useful or necessary to each of their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

      SECTION 4.7. TAXES AND OTHER LIABILITIES. Borrower shall, and shall cause each Subsidiary to, pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or a Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which provision has been made, to Bank's reasonable satisfaction, for eventual payment thereof in the event Borrower or any Subsidiary is obligated to make such payment.

      SECTION 4.8. LITIGATION. Borrower shall, and shall cause each Subsidiary to, promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a claim in excess of $250,000.00.

      SECTION 4.9. FINANCIAL CONDITION. Borrower shall maintain its financial condition on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 1999, unless a different compliance commencement date is specified below):

      (a) Tangible Net Worth not at any time less than the Minimum Amount, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets, and with the "Minimum Amount" defined as $7,500,000.00, adjusted upward on a cumulative basis as follows: commencing June 30, 2000, and continuing on each June 30 thereafter, the Minimum Amount shall be increased by fifty percent (50%) of net profit after tax for the fiscal year then ending.

      (b)  Total Liabilities divided by Tangible Net Worth not greater than
4.00 to 1.00 on a quarterly basis as of each fiscal quarter end, commencing as of the fiscal quarter ending June 30, 1999, and continuing up to but not including the fiscal quarter ending June 30, 2000, and not greater than 3.50 to 1.00 on a quarterly basis as of each fiscal quarter end commencing as of the fiscal quarter ending June 30, 2000, with "Total Liabilities" defined as the aggregate of current liabilties and non-current liabilities less subordinated debt, and with "Tangible New Worth" as defined above.


      (c) EBITDA Coverage Ratio not less than 2.00 to 1.00, determined on a rolling four fiscal quarter basis as of the end of each fiscal quarter, commencing with the four fiscal quarter period ending June 30, 1999, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

      (d) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, commencing with the fiscal year ending June 30, 1999.

      (e) Year-to-date loss not to exceed $250,000.00 during any fiscal year after the fiscal year ending June 30, 1999.

      SECTION 4.10. NOTICE TO BANK. Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default;
(b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any Subsidiary's property in excess of an aggregate of $250,000.


      SECTION 4.11. YEAR 2000 COMPLIANCE. Borrower shall perform all acts reasonably necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, (b) each Subsidiary and any business in which any Subsidiary holds a substantial interest, and (c) all customers, suppliers and vendors that are material to Borrower's and each Subsidiary's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's and each Subsidiary's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's and each Subsidiary's compliance with the terms hereof as Bank may from time to time require.

      SECTION 4.12. REPAYMENTS OF ADVANCES TO GUARANTORS. Borrower shall use the proceeds of any payment received by Borrower from a Guarantor on account of an advance which had been made by Borrower to such Guarantor and which had been funded by Bank under the Line of Credit, to repay outstanding borrowings under the Line of Credit.


                                  ARTICLE V
                             NEGATIVE COVENANTS

      Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, without Bank's prior written consent:

      SECTION 5.1. USE OF FUNDS. Borrower will not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

      SECTION 5.2. OTHER INDEBTEDNESS. Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except for (a) borrowings from Bank, (b) borrowings in existence as of, and disclosed by Borrower to Bank in writing prior to, the date hereof,
(c) borrowings by any Guarantor from Borrower in the ordinary course of business hereafter so long as such borrowings are within any limit applicable thereto under Section 5.10 herein, (d) purchase money indebtedness incurred by any Guarantor hereafter to finance the acquisition of equipment by such Guarantor, secured by the equipment financed thereby, so long as all outstanding purchase money indebtedness incurred by each Guarantor at no time exceeds $500,000.00 in the aggregate for all such indebtedness of Guarantors combined, (e) borrowings by any Foreign Subsidiary from Borrower in the ordinary course of business hereafter, so long as outstanding borrowings by Foreign Subsidiaries from Borrower at no time exceed $100,000.00 in the aggregate for all such borrowings by Foreign Subsidiaries combined, and (f) borrowings by any Foreign Subsidiary from any lender other than Borrower or Bank in the ordinary course of business hereafter.

      SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other entity, except for (a) the merger of any wholly-owned Subsidiary of Borrower into Borrower (with Borrower as the survivor thereof), (b) the merger of any wholly-owned U.S. Subsidiary of Borrower with another wholly-owned U.S. Subsidiary of Borrower, and (c) the merger of any wholly-owned Foreign Subsidiary of Borrower into another wholly-owned Foreign Subsidiary of Borrower; make any substantial change in the nature of any of their businesses as conducted as of the date hereof; acquire all or substantially all of the assets of any person or entity, except for Permitted U.S. Acquisitions (as defined below) and Permitted Foreign Acquisitions (as defined below); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of business.

      As used herein, "Permitted U.S. Acquisitions" means any acquisition by Borrower or any wholly-owned U.S. Subsidiary of Borrower of (a) all or substantially all of the operating assets of any person or entity, (b) all or substantially all of the stock of any corporation, or (c) all or substantially all of the ownership interest in any limited liability company; provided, however, that all of the following conditions are satisfied:

      (i) The assets, entity or line of business which is acquired is in a substantially similar or related or vertically integrated line of business as that of Borrower or any of its U.S. Subsidiaries as their businesses are conducted on the date of this Agreement.

(ii)  The acquisition is consummated in compliance with applicable law.

    (iii) There is no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default would result after giving effect to the acquisition.

     (iv) Any operating assets which are acquired are located in the U.S., and any entity which is acquired is organized under the laws of a jurisdiction within the U.S. and with all of its assets located in the U.S.

     (v) Borrower gives Bank at least thirty (30) days prior written notice of the acquisition.


    (vi) In the case of any entity which is acquired, such entity shall provide Bank with a guaranty in accordance with Section 1.6 herein, security for its guaranty in accordance with Section 1.7 herein, and such related documents, instruments and agreements as may be required by Bank hereunder.

    (vii) Borrower shall furnish Bank with copies of such documents and information pertaining to the acquisition as Bank may require.

   (viii)  The consideration for the acquisition shall consist solely of cash.

    (ix) Neither Borrower nor any Subsidiary shall issue any note, assume any liabilities or otherwise incur any indebtedness in connection with the acquisition.

      As used herein, "Permitted Foreign Acquisitions" means any acquisition by any wholly-owned Foreign Subsidiary of Borrower of (a) all or substantially all of the operating assets of any person or entity, or (b) all or substantially all of the ownership of any entity which is organized under the laws of a jurisdiction outside of the U.S.; provided, however, that all of the following conditions are satisfied:

      (i) The assets, entity or line of business which is acquired is in a substantially similar or related or vertically integrated line of business as that of the Foreign Subsidiaries as their businesses are conducted on the date of this Agreement.

     (ii)  The acquisition is consummated in compliance with applicable law.

    (iii) There is no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default would result after giving effect to the acquisition.

     (iv) In the case of any operating assets which are acquired, such assets are located outside of the U.S., and in the case of any entity which is acquired, such entity is organized under the laws of a jurisdiction outside of the U.S.

      (v) Borrower gives Bank at least thirty (30) days prior notice of the acquisition.

     (vi) Borrower shall furnish Bank with copies of such documents and information pertaining to the acquisition as Bank may require.


      SECTION 5.4. GUARANTIES. Borrower shall not, nor shall it permit any Subsidiary to, guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any other person or entity, except for (a) any of the foregoing in favor of Bank, (b) any of the foregoing existing as of and disclosed by Borrower to Bank in writing prior to the date hereof.

      SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Borrower will not, nor will it permit any Subsidiary to, make any loans or advances to or investments in any person or entity, except for (a) any of the foregoing existing as of, and disclosed by Borrower to Bank in writing prior to, the date hereof, (b) advances by Borrower to any Guarantor in the ordinary course of business hereafter so long as such borrowings are permitted by and within the limits set forth in Sections 5.2 and 5.10 herein, (c) advances by Borrower to any Foreign Subsidiary in the ordinary course of business hereafter so long as such borrowings are permitted by and within the limits set forth in Section
5.2 herein, (d) Permitted U.S. Acquisitions, and (e) Permitted Foreign Acquisitions.

      SECTION 5.6. PLEDGE OF ASSETS. Borrower will not, nor will it permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except for (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed by Borrower to Bank in writing prior to, the date hereof, (b) purchase money security interests in equipment which secure purchase money indebtedness so long as such borrowing is permitted by and within the limits set forth in
Section 5.2 above, and (c) security interests in assets of a Foreign Subsidiary which secure borrowings by such Subsidiary from a lender other than Bank or Borrower so long as such borrowings are permitted by Section 5.2 above.

      SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or any Subsidiary's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or any Subsidiary's stock now or hereafter outstanding, except for lawful cash dividends paid by any wholly-owned Subsidiary of Borrower to Borrower.


      SECTION 5.8. SUBSIDIARY OWNERSHIP. Borrower will not, nor will it permit any Subsidiary to, sell, pledge, encumber or otherwise transfer any interest in any Subsidiary except for (a) such mergers as may be permitted by
Section 5.3 above, and (b) the sale by Borrower or any Foreign Subsidiary of all or any portion of its interest in any Foreign Subsidiary so long as (1) such sale is on commercially reasonable terms and for fair consideration, and
(2) Borrower gives Bank at least ten (10) days prior written notice thereof.

      SECTION 5.9. PARTNERSHIPS/JOINT VENTURES. Borrower will not, nor will it permit any Subsidiary to, become a general partner in any partnership or a joint venturer in any joint venture; provided, however, that any Foreign Subsidiary may become a general partner in any foreign partnership or a joint venturer in any foreign joint venture so long as Borrower gives Bank at least ten (10) days prior written notice thereof.

      SECTION 5.10. ADVANCES TO GUARANTORS. Borrower will not permit outstanding advances by it to a Guarantor which are funded by Bank under the Line of Credit, when combined with outstanding Letters of Credit issued by Bank to support that Guarantor's transactions and any other credit extended by Bank hereunder to support that Guarantor's transactions which Bank has informed Borrower is to be combined with such advances and Letters of Credit for the purposes of this Section 5.10, to exceed the amount of borrowings which would available under the Borrowing Base if only that Guarantor's Eligible Accounts Receivable, Eligible Inventory and Eligible Equipment (Eligible Equipment is applicable only if Jolt is the Guarantor) were included in the Borrowing Base. Borrower will keep complete and accurate records of all advances by Borrower to each Guarantor which are funded with the proceeds of advances by Bank to Borrower under the Line of Credit and of all repayments thereof, and Borrower will furnish Bank upon request with statements showing the outstanding principal balance of all such advances to each Guarantor.

      SECTION 5.11.  DEBENTURES.	Borrower will not, nor will it permit any
Subsidiary to, make any voluntary payment on or voluntary redemption of any Debenture (including without limitation any "Security" as defined therein), nor modify or amend any Debenture in any material respect.


                                  ARTICLE VI
                              EVENTS OF DEFAULT

      SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

      (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.


      (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

      (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

      (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any Guarantor or any Subsidiary has incurred any debt or other liability to any person or entity, including Bank; provided, however, that in the case of a default or defined event of default under the terms of indebtedness to a person or entity other than Bank, any cure period applicable thereto has expired and such indebtedness is in excess of $100,000.00, individually or in the aggregate for all such defaults by Borrower, Guarantors and Subsidiaries combined.

      (e) The filing of a notice of judgment lien against Borrower, any Guarantor or any Subsidiary; or the recording of any abstract of judgment against Borrower, any Guarantor or any Subsidiary in any county or comparable jurisdiction in which Borrower or such Guarantor or Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Guarantor or any Subsidiary; or the entry of a judgment against Borrower, any Guarantor or any Subsidiary; provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower, any Guarantor or any Subsidiary in excess of $100,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process against Borrower, Guarantors and Subsidiaries combined, and within twenty (20) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank.


       (f) Borrower, any Guarantor or any Subsidiary shall become insolvent; or Borrower, any Guarantor or any Subsidiary shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or Borrower, any Guarantor or any Subsidiary shall generally fail to pay its debts as they become due; or Borrower, any Guarantor or any Subsidiary shall make a general assignment for the benefit of creditors; or Borrower, any Guarantor or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Guarantor or any Subsidiary; or Borrower, any Guarantor or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Guarantor or Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Guarantor or Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

      (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

      (h) The dissolution or liquidation of Borrower, any Guarantor or any Subsidiary; or Borrower or any such Guarantor or Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor or Subsidiary.


      (i) There shall exist or occur any event or condition which obligates or requires Borrower to make any payment on or redemption of the 2008 Debenture (including without limitation any "Security" as defined therein), other than the semiannual interest payments scheduled for February 1 and August 1 of each year, the principal payment scheduled on August 1, 2008 and the annual mandatory redemptions scheduled for August 1 of each year thereunder. It is acknowledged that the events which would constitute an Event of Default under this paragraph (i) include, without limitation, the occurrence of any event which would obligate Borrower to make a "Repurchase Offer" or an "Offer" as defined in the 2008 Debenture or the occurrence of any event which results in the acceleration of any of the "Securities" or which would entitle some or all of the holders thereof to accelerate all or a portion of the "Securities."

      (i) There shall exist or occur any event or condition which obligates or requires Borrower to make any payment on or redemption of the 2001 Debenture, other than the semiannual interest payments scheduled for May 15 and November 15 of each year and the principal payment scheduled on May 15, 2001 thereunder. It is acknowledged that the events which would constitute an Event of Default under this paragraph (i) include, without limitation, the occurrence of any event which would obligate Borrower to make a "Repurchase Offer" as defined in the 2001 Debenture, or the occurrence of any event which results in the acceleration of any of the "Securities" or which would entitle some or all of the holders thereof to accelerate all or a portion of the "Securities."

      SECTION 6.2.  REMEDIES.  Upon the occurrence of any Event of Default:
(a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower;
(b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.




                                 ARTICLE VII
                                MISCELLANEOUS


       SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

      SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

      BORROWER:    Smtek International, Inc.
                   Attn. Richard K. Vitelle, CFO
                   2151 Anchor Court
                   Thousand Oaks, CA 91320

      BANK:        WELLS FARGO BANK, NATIONAL ASSOCIATION
                   6001 Topanga Cyn Blvd.
                   Suite 205
                   Woodland Hills, CA 91367

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

      SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.


      SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, any Guarantor hereunder or the business of any such Guarantor, any Subsidiary or the business of any Subsidiary, or any collateral required hereunder.

      SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

      SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

      SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

      SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

      SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


      SECTION 7.11.  ARBITRATION.

      (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

      (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. section 91 or any similar applicable state law.


      (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

      (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

      (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and
(B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

      (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure
Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

      (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

SMTEK INTERNATIONAL, INC.

By: /s/ Richard K. Vitelle
    ___________________
    Richard K. Vitelle
    Treasurer


WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Nancy Clark
    ___________________
    Nancy Clark
    Vice President